Exhibit 99.1

NEWS RELEASE
For Release: Tuesday, April 19, 2011, 3:05 pm Central Time	Contact:	Howard Root, CEO
James Hennen, CFO
Vascular Solutions, Inc.
(763) 656-4300

VASCULAR SOLUTIONS ANNOUNCES RECORD FIRST QUARTER RESULTS
-	Net revenue increases 17% to record $21.3 million
-	EPS increases 35%, not including litigation gain in first quarter of 2010
-	$2.8 million in net cash provided by operations
-	Guidance for the second quarter established at 15% revenue growth and 40% EPS growth over second quarter of 2010

MINNEAPOLIS, Minnesota  --  Vascular Solutions, Inc. (Nasdaq: VASC) today reported financial results for the first quarter ended March 31, 2011.  Net revenue for the first quarter was $21.3 million, at the high end of the guidance previously provided by the company and an increase of 17% from the first quarter of 2010.  U.S. net revenue increased by 15% while international net revenue increased by 27% from the first quarter of 2010.

Net earnings for the first quarter was $1.7 million ($0.10 per diluted share), also at the high end of the company’s guidance, compared to net earnings for the first quarter of 2010 of $3.5 million ($0.21 per diluted share).  In the first quarter of 2010 the company recorded a $3.5 million litigation gain ($0.13 per diluted share) as the result of payment received in its litigation with Marine Polymer Technologies, Inc.  Excluding the litigation gain, net earnings in the first quarter of 2011 increased by 35% over the first quarter of 2010.

Gross margin across all product lines was 65.7% in the first quarter of 2011, down from 66.7% in the first quarter of 2010 but essentially equivalent to the fourth quarter of 2010.  Gross margin fluctuates based on variations in the sales mix in the company’s products and markets each quarter, with higher international sales through the company’s independent distributor network in the first quarter the primary reason for the decline in gross margin compared to the prior year.  Operating margin increased to 13% in the first quarter compared to 11% in the first quarter of 2010 (excluding the litigation gain), demonstrating a further leveraging of the company’s expenses as sales increase.

Commenting on the results, Vascular Solutions’ Chief Executive Officer Howard Root stated:  “The first quarter provided continued validation of the success of Vascular Solutions’ business plan and focused execution in driving growth on both the top and the bottom line.  With these first quarter results and a full pipeline of internally-generated new products in development, as well as further acquisition and distribution opportunities available to us, we believe that our business strategy will continue to deliver similar or better results for the foreseeable future without any market restrictions or growth ceilings.”

First Quarter Net Revenue by Product Line

Net sales of catheter products were $12.6 million in the first quarter, an increase of 41% over the first quarter of 2010.  “A main reason for the 41% sales growth in catheter products was our GuideLiner® catheter, with $2.1 million in sales in the first quarter, a 240% increase from the first quarter of 2010 and a sequential increase of 18% from the fourth quarter.  The GuideLiner is now selling at a rate consistent with our $9 million sales projection for 2011.  In addition, sales of our Pronto® catheters increased by 16%, benefiting from initial sales of our new V4 version, while sales of our Micro-Introducer kits increased by 29%.  Adding to this organic sales growth, sales of the SmartNeedle® products that we acquired in April 2010 provided an additional $942,000 in catheter product sales in the first quarter, as that acquisition continues to perform as expected,”   Mr. Root stated.

Net sales of hemostat products (primarily consisting of the D-Stat® Dry, D-Stat Flowable and D-Stat Radial products) were $5.8 million in the first quarter, a decrease of 8% from the first quarter of 2010 but essentially unchanged from the fourth quarter of 2010.  “We continue to face substantial price competition in the mature hemostat patch market, but our sales force continues to use our D-Stat Dry’s clinical data to maintain our leading market share.  With our new Silver version containing an anti-microbial ingredient cleared last week for U.S. sale, and with our new Hunter™ biopsy product launched in Europe and awaiting U.S. regulatory clearance, we expect to be able to grow our hemostat products sales during the remainder of 2011,” commented Mr. Root.

Net sales of vein products (primarily consisting of the Vari-Lase® laser console and kits) were $2.7 million in the first quarter, an increase of 2% from the first quarter of 2010. “Sales of our laser console rebounded nicely in the first quarter, while our sales force also effectively maintained our disposable kit customers with our premium products and service in a price competitive market.  We still await the conclusion of the patent litigation affecting two of our competitors in the laser field, and we continue to work to maintain our position in the vein market while looking for opportunities to benefit from any competitive removals that could occur as a result of the litigation later in 2011,” commented Mr. Root.

Financial Guidance

The Company projects net revenue to increase by approximately 15% to between $22.3 million and $22.7 million in the second quarter of 2011.  Net earnings are projected to be between $0.11 and $0.13 per fully diluted share, an increase of 40% from a corresponding $0.09 per share in the second quarter of 2010.  Included in the net earnings projection for the second quarter of 2011 are $0.6 million in non-cash stock-based compensation and $0.2 million in amortization of intangibles, with an assumed 38% income tax rate.  The Company reiterates its guidance for the full year, with net revenue projected to increase by approximately 15% to between $89 million and $91 million, and net income projected to be between $0.50 and $0.54 per fully diluted share, an increase of 45% from a corresponding $0.37 per share not including the litigation gain and income tax benefit recognized in 2010.

Conference Call & Webcast Information

Vascular Solutions will host a live webcast starting at 3:30 p.m., Central Time today to discuss the information contained in this press release.  The live web cast may be accessed on the investor relations portion of the company’s web site at www.vascularsolutions.com.  An audio replay of the call will be available until Tuesday, April 26, 2011 by dialing 1-888-203-1112 and entering conference ID# 8351176.  A recording of the call will also be archived on the Company’s web site, www.vascularsolutions.com until Tuesday, April 26, 2011.  During the conference call the Company may answer one or more questions concerning business and financial developments and trends, the Company’s view on earnings forecasts and new product development and financial matters affecting the Company, some of the responses to which may contain information that has not been previously disclosed.

VASCULAR SOLUTIONS, INC.
CONDENSED STATEMENTS OF EARNINGS
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2011	2010
	(unaudited)
Revenue:
Product revenue	$21,071	$17,867
License and collaboration revenue	213	322
Total revenue	21,284	18,189

Product costs and operating expenses:
Cost of goods sold	7,228	5,947
Collaboration expenses	-	110
Research and development	2,379	2,464
Clinical and regulatory	1,102	707
Sales and marketing	6,315	5,603
General and administrative	1,333	1,307
Litigation	-	(3,529)
Amortization	197	-
Operating earnings	2,730	5,580

Interest expense	(3)	(5)
Interest income	4	10
Foreign exchange gain/(loss)	39	(23)
Earnings before tax	2,770	5,562

Income tax expense	(1,059)	(2,096)
Net earnings	$1,711	$3,466

Net earnings per share - basic	$0.10	$0.21
Weighted average shares used in calculating - basic	16,649	16,275
Net earnings per share - diluted	$0.10	$0.21
Weighted average shares used in calculating - diluted	17,241	16,866

VASCULAR SOLUTIONS, INC.
CONDENSED BALANCE SHEETS

	March 31,	December 31,
	2011	2010
	(unaudited)	(note)
ASSETS
Current assets:
Cash and cash equivalents	$14,386	$17,360
Accounts receivable, net	11,443	11,055
Inventories	13,644	12,601
Prepaid expenses	1,776	1,760
Current portion of deferred tax assets	6,000	6,000
Total current assets	47,249	48,776
Property and equipment, net	5,338	5,320
Goodwill	8,292	5,825
Intangible assets, net	7,810	6,146
Deferred tax assets, net of current portion and liabilities	11,485	12,390
Total assets	$80,174	$78,457

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Total current liabilities	$10,838	$9,849

Long-term deferred revenue and contingent consideration, net of current portion	4,293	4,505

Shareholders’ equity:
Total shareholders’ equity	65,043	64,103
Total liabilities and shareholders’ equity	$80,174	$78,457
Note: Derived from the audited financial statements at that date.

VASCULAR SOLUTIONS, INC.
SUPPLEMENTARY OPERATIONS DATA
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2011	2010
	(unaudited)
Net earnings	$1,711	$3,466
Expenses:
Amortization of intangibles(1)	197	-
Litigation (gain)(2)	-	(3,529)
Non-cash stock-based compensation	490	450
Income tax expense(3)	1,059	2,096

Note: Derived from the unaudited financial statements at that date.

(1)
On April 30, 2010 the Company acquired the assets related to the SmartNeedle products from Escalon Vascular Access, Inc.  On October 20, 2010 the company acquired the assets related to the snare and retrieval product line business from Radius Medical Technologies, Inc.  On January 27, 2011 the Company acquired the assets related to the Guardian® hemostasis valves from Zerusa Limited.  As part of these asset purchases, the Company allocated $8.25 million to purchased technology and other intangibles that is being amortized over a period of 9 – 10 years.

(2)	On January 22, 2010 the Company received $3.529 million as payment of the monetary judgment in a product defamation lawsuit brought by Vascular Solutions against Marine Polymer Technologies, Inc.

(3)
Through the third quarter of 2008, the Company maintained a full valuation on its deferred tax assets.  As of December 31, 2008, the Company determined that it is more likely than not that the Company would be able to realize a portion of the deferred tax assets in the future, and as a result recorded a $13.2 million income tax benefit for the year ended December 31, 2008.  Thereafter, the Company began to record recurring income tax expense at estimated rates in each reporting period.  As of December 31, 2010, the Company determined that it is more likely than not that the Company would be able to realize substantially all of its remaining deferred tax assets in the future, and as a result recorded a $12.9 million income tax benefit for the year ended December 31, 2010. The Company continues to assess the potential realization of its deferred tax assets on an annual basis, or an interim basis if circumstances warrant.

About Vascular Solutions

Vascular Solutions, Inc. is an innovative medical device company that focuses on developing unique clinical solutions for coronary and peripheral vascular procedures.  The company’s product line consists of over 50 products in three categories: catheter products, hemostat products and vein products.  Vascular Solutions delivers its products to interventional cardiologists, interventional radiologists and vascular surgeons through its direct U.S. sales force and international independent distributor network.

The information in this press release contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements. Important factors that may cause such differences include those discussed in our Annual Report on Form 10-K for the year ended December 31, 2010 and other recent filings with the Securities and Exchange Commission. The risks and uncertainties include, without limitation, risks associated with the need for adoption of our new products, lack of sustained profitability, exposure to intellectual property claims, significant variability in quarterly results, exposure to possible product liability claims, the development of new products by others, doing business in international markets, the availability of third party reimbursement, and actions by the FDA.

For further information, connect to www.vascularsolutions.com.

# # #